                                 EXHIBIT 99.1
                                 ------------
                        [MEDSTRONG INTERNATIONAL LOGO]



For Immediate Release                                Contact:
                                                                   ERIC GOTTLIEB
                                                                   THE MWW GROUP
                                                                   212-704-9727
                                                                   ERICG@MWW.COM
--------------------------------------------------------------------------------
MedStrong International Corporation Issues Correction
MEDSTRONG INTERNATIONAL CORPORATION ANNOUNCES COMPLETION OF INITIAL PUBLIC OFFERING

Rancho Palos Verdes, California, January 29, 2002 --MedStrong International Corporation (Nasdaq OTC BB: MSRG), a health industry company, today announced that it has completed its initial public offering of 4,302,000 units, at a price of $0.50 per unit, consisting of a share of common stock and a warrant to purchase a share of common stock at a price of $0.75.

The units were sold by the Company through Robert M. Cohen & Co., Inc. as its placement agent.

ABOUT MEDSTRONG INTERNATIONAL CORP.
MedStrong International Corporation has developed a comprehensive database to store and transfer patient medical records in a secure environment and the software necessary to transfer the information over the Internet allowing for data retrieval. Their website was formally launched in July, 2001. In addition, MedStrong's offering addresses the emergency and catastrophe segment of healthcare through the availability of medical records anytime, anywhere in the world. The Internet address is WWW.MEDSTRONG.COM. The first subscriber sales occurred in the second quarter of 2001. MedStrong provides consumers the ability to store and have access to or authorize another individual to have access to his or her medical records at any time from anywhere that has Internet access. MedStrong intends this service to provide a consumer with the benefit of having all of his or her medical information in one place so that any attending emergency doctor may access the information at the authorization of the consumer. This will enhance the quality of patient care in doctors' offices and in emergency rooms across the country and allow doctors to share patient medical information, when authorized, through the Internet saving the time and cost of physically transporting medical records between doctors' offices.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.